Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of America Movil, S.A. de C.V. and Radiomovil Dipsa, S.A. de C.V., as unconditional guarantor, on Form F-4 of our report dated January 31, 2002, except as to Notes 1 and 25 which are as February 12, 2002, on the consolidated financial statements of Telecom Americas Ltd. For the year ended December 31, 2001 and the 186-day period ended December 31, 2000, appearing in the annual report on Form 20-F/A (Amendment No. 1) of America Movil, S.A. de C.V. For the year ended December 31, 2003.

We also consent to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.

Montreal, Quebec

November 23, 2004